EXHIBIT 2.1

                            SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the "Agreement")(previously defined as Business Combination Agreement in the consulting agreement between PageOne Business Productions, LLC and TradeQwest, Inc. dated May 11, 2001), dated July ____, 2001, is by and between Pangaea Communications, Inc., a Delaware corporation ("Pangaea"), having its principal offices at 29160 Heathercliff Road, Suite 300, Malibu, California 90265, and TradeQwest Inc, a Delaware corporation having its principal offices at 400 North Oak Street, Inglewood, CA 90302 ("TradeQwest"), and the holders of common stock of TradeQwest listed on Exhibit A to this Agreement (the "TradeQwest Shareholders").


RECITALS:
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     A. Pangaea  desires to acquire at least 100% of the issued and  outstanding common stock of TradeQwest and the TradeQwest Shareholders desire to exchange all of their shares of TradeQwest common stock for shares of Pangaea common stock as hereinafter provided. The TradeQwest Shareholders, as of the date hereof, hold 100% of the outstanding common stock, no par value, (the "TradeQwest Common Stock") of TradeQwest.

     B. It is the intention of the parties hereto that: (i) Pangaea shall acquire the TradeQwest Common Stock in exchange solely for shares of Pangaea's common stock, par value $.001 ("Pangaea Common Stock"), as set forth below (the "Exchange"); and (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the TradeQwest Shareholders reside.

     C. The board of directors of Pangaea deems it to be in the best interest of Pangaea and its shareholders for Pangaea to acquire the TradeQwest Common Stock held by the TradeQwest Shareholders.

     D. Each of the TradeQwest Shareholders deems it to be in his best interest to exchange his TradeQwest Common Stock for Pangaea Common Stock as hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

     SECTION 1. EXCHANGE OF SHARES
     -----------------------------
     1.1 Exchange of Shares. Pangaea and each TradeQwest Shareholder hereby agree that such TradeQwest Shareholder shall, on the Closing Date (as hereinafter defined), exchange all of his TradeQwest Common Stock for the number of shares of Pangaea Common Stock set forth opposite his name on Exhibit A hereto. The Pangaea Common Stock to be issued in the Exchange (collectively, the "Pangaea Shares") will be restricted against resale pursuant to the provisions of Federal and state securities laws. The TradeQwest Common Stock to be exchanged will represent 100% of the currently issued and outstanding shares of TradeQwest Common Stock. The total number of Pangaea Shares issued to the TradeQwest Shareholders in the Exchange will constitute approximately 78.7% of the outstanding Pangaea Common Stock immediately after the Exchange.

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     1.2 Delivery of Shares.  On the Closing Date, each  TradeQwest  Shareholder will deliver to Pangaea the certificates representing his TradeQwest Common Stock, duly endorsed (or with executed stock powers) so as to make Pangaea the sole owner thereof. On the Closing Date, Pangaea will deliver certificates to each TradeQwest Shareholder representing the Pangaea Shares to which he is entitled under this Agreement.

     1.3 Restricted Securities. The Pangaea Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be resold unless the resale thereof is registered under the Securities Act or an exemption from such registration is available. Each certificate representing the Pangaea Shares will have a legend thereon in substantially the form set forth in Section 2.7 hereof.

     SECTION 2.  REPRESENTATIONS AND WARRANTIES OF TRADEQWEST AND THE TRADEQWEST
     ---------------------------------------------------------------------------
     SHAREHOLDERS
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     TradeQwest represents and warrants to Pangaea as set forth in Sections 2.1,
     2.2, 2.8 and 2.10 - 2.24 hereof. Each TradeQwest Shareholder severally and not jointly represents and warrants (as to himself only) to Pangaea as set forth in Sections 2.3 - 2.9 hereof.

     2.1 Organization and Good Standing. TradeQwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TradeQwest has the corporate power and authority to carry on its business as presently conducted. TradeQwest is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

     2.2 Corporate Authority. TradeQwest has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the TradeQwest Shareholders and by the directors of TradeQwest.

     2.3 Ownership of Shares. Each TradeQwest Shareholder represents with respect to himself only, that he is the owner of record of the issued and outstanding TradeQwest Common Stock set forth with respect to him on Exhibit A. Such TradeQwest Shareholder represents and warrants that he owns such shares free and clear of all rights, claims, liens and encumbrances, and the shares have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

     2.4 Independent Investigation. Each TradeQwest Shareholder acknowledges that in making his decision to exchange his TradeQwest Common Stock for Pangaea Common Stock, will rely, in part, upon independent investigations made by him or his representatives, if any.

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     2.5 Risks.  Each TradeQwest  Shareholder  acknowledges and understands that his acquisition of Pangaea Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) the Shareholder may not be able to liquidate the investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) in the event of a disposition, the Shareholder could sustain a complete loss of his entire investment. The Shareholder is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in Pangaea; has evaluated such merits and risks, including risks particular to the Shareholder's situation; and the Shareholder has determined that this investment is suitable for the Shareholder. The Shareholder has adequate financial resources and can bear a complete loss of the Shareholder's investment.

     2.6 Investment Intent. Except as set forth on Schedule 2.6, each TradeQwest Shareholder hereby represents that the Pangaea Shares he is acquiring are being acquired for the Shareholder's own account with no intention of distributing such securities to others. The Shareholder has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the Pangaea Shares for the Shareholder. The Shareholder is presently not engaged, nor does the Shareholder plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the Pangaea Shares or any interest therein.

     2.7 Compliance with Federal and State Securities Laws. Each TradeQwest Shareholder understands that the Pangaea Shares have not been registered under the Securities Act. Such TradeQwest Shareholder understands that the Pangaea Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, such TradeQwest Shareholder understands that his right to transfer the Pangaea Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, such TradeQwest Shareholder realizes that he may not be able to sell or dispose of the Pangaea Shares as there may be no public or other market for them. Such TradeQwest Shareholder understands that certificates evidencing the Shares shall bear a legend substantially as follows:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

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     2.8 Approvals. No approval,  authorization,  consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by TradeQwest or by such TradeQwest Shareholder for the consummation of the transactions described herein.

     2.9 No General Solicitation. Such TradeQwest Shareholder is not acquiring the Pangaea Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or subscription by a person other than a representative of Pangaea.

     2.10 Financial Statements, Books and Records. Attached as Exhibit 2.10 are the audited financial statements of TradeQwest as of and for the period from inception to March 31, 2001 (the "TradeQwest Financial Statements"). The books of account and other financial records of TradeQwest are complete and correct in all material respects and are maintained in accordance with good business and accounting practices. The TradeQwest Shareholders acknowledge that a minimum of two (2) years of audited financial information (or such shorter period that TradeQwest was in existence) will be required to be filed with the Securities and Exchange Commission within 75 days of the Closing Date.

     2.11 No Material Adverse Changes. Since March 31, 2001 there has not been:

     (i)  any material adverse change in the financial position of TradeQwest;

     (ii) any damage, destruction or loss materially and adversely affecting the assets, properties, operations or condition (financial or otherwise) of TradeQwest, whether or not covered by insurance;

     (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of TradeQwest capital stock

     (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by TradeQwest of any properties or assets;

     (v) any adoption by TradeQwest of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

     (vi) any indebtedness of TradeQwest incurred for borrowed money;

     (vii) any loan or advance by TradeQwest to any shareholder, officer, director, consultant, agent or other representative of TradeQwest;

     (viii) any material increase in the annual level of compensation of any executive employee of TradeQwest;

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     (ix)  any  entry  into  or  modification  by  TradeQwest  of any  contract, agreement or transaction except in the ordinary course of business; or

     (x) any issuance by TradeQwest of any equity security.


     2.12 Taxes. TradeQwest has filed all material tax forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the date hereof, and there are no deficiency notices outstanding. No extensions of time for the assessment of deficiencies for any year is in effect. No deficiency notice is proposed or, to the knowledge of the TradeQwest Shareholders after reasonable inquiry, threatened against TradeQwest. The tax returns of TradeQwest have never been audited.

     2.13 Compliance with Laws. TradeQwest has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of TradeQwest.

     2.14 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

     (i) violate any provision of the Certificate of Incorporation or the Bylaws of TradeQwest;

     (ii) violate, conflict with or result in the material breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any material contract or other agreement to which TradeQwest is a party or by or to which it or any of its assets or properties is bound or subject;

     (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against TradeQwest; or

     (iv) violate any statute, rule or regulation applicable to and that would have a material adverse effect on TradeQwest, its properties or assets.


     2.15 Actions and Proceedings. TradeQwest is not a party to any material pending litigation or, to the knowledge of the TradeQwest Shareholders, after reasonable inquiry, any governmental investigation or proceeding not reflected in the TradeQwest Financial Statements and, to their best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against TradeQwest.

     2.16 Agreements. Schedule 2.16 sets forth a list of any material contract or arrangement to which TradeQwest is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

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     2.17  Brokers or Finders.  No  broker's or finder's  fee will be payable by
     TradeQwest in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by TradeQwest or any of its Shareholders.

     2.18 Real Estate. TradeQwest owns no real property nor is a party to any leasehold agreement. All uses of the real property leased by TradeQwest or its subsidiaries conform in all material respects to all applicable building and zoning ordinances, laws and regulations.

     2.19 OSHA and Environmental Compliance. To the knowledge of the TradeQwest Shareholders, TradeQwest has duly complied with, and its offices, real property, business, assets, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, and all other environmental laws. There have been no outstanding citations, notices or orders of non-compliance issued to TradeQwest or relating to its business, assets, property, leaseholders or equipment under such environmental laws, rules or regulations.

     TradeQwest has been issued all required federal, state and local licenses, certificates or permits relating to all applicable environmental laws. To the best of the TradeQwest Shareholders' knowledge, after reasonable inquiry, no hazardous substances are present on any premises leased by TradeQwest excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in the proper storage containers and as are necessary for the operation of the commercial business of TradeQwest.

     2.20 Assets. TradeQwest holds good and valid title to the assets shown on its balance sheet dated March 31, 2001 (the "Balance Sheet"), free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances (each, a "Lien") (other than Permitted Liens, as defined below). All of TradeQwest's material assets are in good operating condition and repair and are usable in the ordinary course of business of TradeQwest and conform in all material respects to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation. To the best knowledge of TradeQwest, TradeQwest has clear title to all of its business names, trading names, registered trademarks, service marks and applications. "Permitted Liens" means any Lien that: (a) secures indebtedness reflected on the Balance Sheet; (b) are Liens filed of record;
     (c) are Liens for taxes accrued but not yet payable; (d) are Liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Balance Sheet; provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; or (e) involve only such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the use, as currently used, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon.

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     2.21  Liabilities.  TradeQwest  does not have  any  material  indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, secured or unsecured, accrued or absolute, contingent or otherwise (all of the foregoing are collectively defined as "Liabilities"), which were not fully, fairly and adequately reflected on the Financial Statements, as of the date thereof. As of the Closing Date, TradeQwest will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements, Liabilities incurred after March 31, 2001, and Liabilities that in the aggregate are not material to TradeQwest's business
     or  financial   condition.   To  the  best   knowledge  of  the  TradeQwest
     Shareholders, there is no circumstance, condition, event or arrangement which would hereafter give rise to any material Liabilities of TradeQwest not in the ordinary course of business.

     2.22 Access to Records. The corporate financial records, minute books and other documents and records of TradeQwest have been made available to Pangaea prior to the Closing. TradeQwest has provided Pangaea with the opportunity to ask questions of and receive answers from TradeQwest concerning the terms and conditions of this Agreement and to obtain any additional information that TradeQwest possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided.

     2.23 Capitalization. The authorized capital of TradeQwest consists of 1,500 shares of TradeQwest Common Stock, no par value, of which 1,500 shares are issued and outstanding. TradeQwest has no dividend obligations. TradeQwest has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of TradeQwest, except as set forth on Schedule 2.23 attached hereto and made a part hereof.

     2.24 Full Disclosure. No representation or warranty by TradeQwest or the TradeQwest Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by TradeQwest pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading.

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF PANGAEA
     ----------------------------------------------------
     Pangaea hereby represents and warrants to TradeQwest and the TradeQwest Shareholders as follows:

     3.1 Organization and Good Standing. Pangaea is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has the corporate power and authority to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on its business.

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     3.2 Corporate Authority. Pangaea has the corporate power to enter into this
     Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been, or will be prior to the Closing Date, duly authorized by the Board of Directors of Pangaea and, if required, by the shareholders of Pangaea.

     3.3 The Pangaea Shares. At the Closing, the Pangaea Shares to be issued and delivered to the TradeQwest Shareholders hereunder will, when so issued and delivered, constitute valid and legally issued shares of Pangaea Common Stock, fully paid and nonassessable.

     3.4 Financial Statements; Books and Records. Attached as Exhibit 3.4 are the audited financial statements of Pangaea as of and for the fiscal year ended December 31, 2000 and unaudited financial statements as of and for the quarter ended March 31, 2001 (collectively the "Pangaea Financial Statements"), all of which are on file with the U.S. Securities and Exchange Commission (the "SEC"). The Pangaea Financial Statements fairly represent the financial position of Pangaea as at such dates and the results of its operations for the periods then ended. The Pangaea Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The books of account and other financial records of Pangaea are complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

     3.5 No Material Adverse Changes.

     Since March 31, 2001, there has not been:

     (i) any material adverse changes in the financial position of Pangaea;

     (ii) any damage, destruction or loss materially affecting the assets, properties, prospective business, operations or condition (financial or otherwise) of Pangaea, whether or not covered by insurance;

     (iii) any declaration, setting aside or payment of any dividend or distribution with respect to, or any redemption or repurchase of, Pangaea capital stock;

     (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Pangaea of any properties or assets;

     (v) any adoption or modification by Pangaea of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

     (vi) any incurred or assumed indebtedness or liability of Pangaea, whether or not currently due and payable, except in the ordinary course of business;

     (vii) any loan or advance by Pangaea to any shareholder, officer, director, employee, consultant, agent or other representative, or any other loan or advance by Pangaea otherwise than in the ordinary course of business;

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     (viii) any  material  increase in the annual level of  compensation  of any executive employee of Pangaea;

     (ix) any entry into or modification by Pangaea of any contract, agreement or transaction except in the ordinary course of business; or

     (x) any issuance by Pangaea of any equity securities or rights to acquire equity securities, other than as set forth in Schedule 3.5.

     3.6 Taxes. Pangaea has filed all tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed by it, and has paid all taxes due for all periods prior to the date hereof, except that its accountants are in the process of filing its federal corporate tax returns for the year ended 2000. Any liabilities for taxes, in the aggregate, will not exceed $1,000 for such year ended 2000. There are no deficiency notices outstanding with respect to any taxes or assessments nor are there any extensions of time for the assessment of deficiencies for any year in effect. No deficiency notice is proposed or to the knowledge of Pangaea, after reasonable inquiry, threatened against Pangaea. No tax return of Pangaea has ever been audited.

     3.7 Compliance with Laws. Pangaea has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Pangaea.

     3.8 Actions and Proceedings. Pangaea is not a party to any material pending litigation or governmental investigation or proceeding or other claim, assessment or non- governmental proceeding, nor to its knowledge is any such litigation or governmental investigation or proceeding or other claim, assessment or non-governmental proceeding threatened against Pangaea.

     3.9 Periodic Reports. Pangaea is a Section 12(g) reporting company and therefore must file periodic reports to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). Except as set forth on
     Schedule 3.9 hereto, each report or filing (the "1934 Act Filings") required to be made by Pangaea pursuant to the 1934 Act was timely made. Each such 1934 Act Filing complied as to form with the requirements under the 1934 Act and the regulations promulgated thereunder. Each such 1934 Act Filing did not misstate any material fact or omit to state a material fact required to be stated in order to make the information contained in such filing not misleading.

     3.10 Capitalization. Attached as Schedule 3.10 is a true and correct copy of the shareholder list of Pangaea as of the date hereof, to be provided prior to the Closing Date. As of the date hereof and as of the Closing, there are 300 shareholders of record of Pangaea that are the owners of 3,037,600 shares (following 2-for-1 split) of Pangaea Common Stock, none of which owns in excess of 5% of the issued and outstanding shares, except as may be set forth on Schedule 3.10. Pangaea has 100,000,000 shares of Pangaea Common Stock authorized, of which 3,037,600 are issued, and 8,000,000 shares of preferred stock, par value $0.001 per share, authorized, none of which have been issued. There are no outstanding warrants, stock options, stock rights or other commitments of any character relating to the issued or unissued shares of Pangaea capital stock.

     3.11 Access to Records. Pangaea has provided TradeQwest and the TradeQwest Shareholders with each of the 1934 Act Filings, and with the records, minute books, and other documents listed on Schedule 3.11 hereto. Pangaea has provided TradeQwest with the opportunity to ask questions of and receive answers from Pangaea concerning the terms and conditions of this Agreement and to obtain any additional information that Pangaea possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided.

     3.12 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

     (i) violate any provision of the Certificate of Incorporation or By-Laws of Pangaea;

     (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Pangaea is a party or by or to which it or any of its assets or properties may be bound or subject;

     (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Pangaea or upon the securities, properties or business to Pangaea; or

     (iv) violate any statute, rule or regulation applicable to and that would have a material adverse effect on Pangaea, its business, operations, properties or assets.

     3.13 Brokers or Finders. No broker's or finder's fee will be payable by Pangaea in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Pangaea.

     3.14 Approvals. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by Pangaea or for the consummation of the transactions described herein.

     3.15 Agreements. There are no material contracts or arrangements to which Pangaea is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

     3.16 Full Disclosure. No representation or warranty by Pangaea in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Pangaea pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Pangaea.

     3.17 Assets. Pangaea holds good and valid title to the assets shown in the Pangaea Financial Statements, free and clear of all Liens (other than Pangaea Permitted Liens, as defined below). All of the material assets of Pangaea are in good operating condition and repair and are usable in the ordinary course of business of Pangaea and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation. To the best knowledge of Pangaea, Pangaea has clear title to all of its business names, trading names, registered trademarks, service marks and applications. "Pangaea Permitted Liens" means any Lien that: (a) secures indebtedness reflected on the March 31, 2001 balance sheet of Pangaea that is included in the Pangaea Financial Statements; (b) are Liens filed of record; (c) are Liens for taxes accrued but not yet payable; (d) are Liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of such balance sheet; provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; or (e) involve only such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the use, as currently used, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon.

     3.18 Liabilities. Pangaea does not have any material Liabilities which were not fully, fairly and adequately reflected on the Pangaea Financial
     Statements, as of the date thereof. As of the Closing Date, Pangaea will not have any Liabilities, other than Liabilities fully and adequately reflected on the Pangaea Financial Statements, Liabilities incurred after March 31, 2001 in the ordinary course of business, and Liabilities that in the aggregate are not material to Pangaea's business or financial condition. To the best knowledge of Pangaea, there is no circumstance, condition, event or arrangement which may hereafter give rise to any material Liabilities not in the ordinary course of business.

     3.19 No Claims Outstanding. Pangaea represents that it is not subject to any claims, litigation, or other charges against its assets, has no real estate or real estate holdings, has no employees, and has one officer and two directors, serving without pay. Therefore there can be no OSHA or other personnel claims outstanding or potentially assertable against the company. Furthermore, there have been no material changes in the company's position, and the company has conducted no other business, since January 1, 2001, other than as disclosed in its public filings, indicating a description of activities since inception of the corporation.

     3.20 Securities Issuances. Pangaea represents that all its issued and outstanding shares are fully paid and non-assessable, not subject to preemptive rights, and were duly and validly issued in compliance with all laws, including the Securities Act, and are fully described in the financial statements.

     SECTION 4. CONDITIONS PRECEDENT
     -------------------------------
     4.1 Conditions Precedent to the Obligations of TradeQwest and the TradeQwest Shareholders. All obligations of TradeQwest and the TradeQwest Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions (any one or more of which may be waived by TradeQwest and the TradeQwest Shareholders):

     (a) The representations and warranties of Pangaea contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

     (b) Pangaea shall have performed and complied in all material respects with all covenants, agreements, and conditions set forth in this Agreement to be performed or complied with by it prior to or at the Closing.

     (c) Prior to the Closing, the Board of Directors and, if required, shareholders of Pangaea shall have approved, in accordance with Delaware law, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and authorized all necessary and proper action to enable Pangaea to comply with the terms of this Agreement.

     (d) Pangaea shall have executed and delivered each instrument and document to be delivered by it pursuant to this Agreement, including without limitation the items set forth in Section 8.2(c) hereof.

     (e) All  instruments  and documents to be delivered to  TradeQwest  and the
     TradeQwest   Shareholders  pursuant  to  the  provisions  hereof  shall  be reasonably satisfactory to legal counsel for TradeQwest.

     (f) There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance that would prohibit or render illegal the transactions provided for in this Agreement.

     (g) No litigation or proceeding shall be pending that will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Pangaea.

     (h) Pangaea shall have obtained and shall have delivered to TradeQwest copies of (i) all governmental approvals required to be obtained by Pangaea in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) all consents necessary to be obtained by Pangaea in order to consummate the Exchange pursuant to this Agreement.

     4.2 Conditions Precedent to the Obligations of Pangaea and Pangaea Shareholders. All obligations of Pangaea under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Pangaea):

     (a) The representations and warranties by TradeQwest and the TradeQwest Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

     (b) TradeQwest and the TradeQwest Shareholders shall have performed and complied in all material respects with all covenants, agreements, and conditions set forth in this Agreement to be performed or complied with by them prior to or at the Closing.

     (c) TradeQwest and the TradeQwest Shareholders shall have executed and delivered each instrument and document to be delivered by them pursuant to this Agreement, including without limitation the items set forth in Section 8.2(a) and (b) hereof.

     (d) All  instruments  and documents to be delivered by  TradeQwest  and the
     TradeQwest   Shareholders  pursuant  to  the  provisions  hereof  shall  be reasonably satisfactory to legal counsel for Pangaea.

     (e) There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance that would prohibit or render illegal the transactions provided for in this Agreement.

     (f) No litigation or proceeding shall be pending that will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement.


     SECTION 5. COVENANTS
     --------------------
     5.1 Conduct of Business. On and after the date hereof and until the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by TradeQwest in writing, Pangaea will:

     (a) carry on its business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all commercially reasonable efforts to preserve intact its present business organization, and maintain its properties in good operating condition and repair;

     (b) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practices and not change such policies and practices;

     (c) comply in all material respects with all laws applicable to it and its business;

     (d) use all reasonable efforts to maintain its good standing in its jurisdiction of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all governmental approvals and consents necessary for, or otherwise material to, it and its business;

     (e) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, of any other person;

     (f) not issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

     (g) not incur any indebtedness  for borrowed money,  issue or sell any debt
     securities  or  prepay  any  debt  (including,   without  limitation,   any
     borrowings from or prepayments to any shareholder or other affiliate);

     (h) not mortgage, pledge or otherwise subject to any Lien, any of its properties or assets, tangible or intangible;

     (i) not pay or commit to pay any bonus, other incentive compensation, change in control or similar compensation to any officer, director, employee, shareholder or affiliate or grant or commit to grant to any officer, director, employee, shareholder or affiliate any other increase in, or additional, compensation in any form;

     (j) not amend either its certificate of incorporation or bylaws;

     (k) not incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Liability or obligation in excess of $1,000 in each case or $5,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other person); and

     (l) not liquidate, dissolve or wind-up its affairs.

     5.2 No Solicitation. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, Pangaea agrees:

     (a) that it shall not, and shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Pangaea (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

     (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.2; and

     (c) that it will notify TradeQwest immediately of the identity of the potential acquiror and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Directors of Pangaea from
     (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire such company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of such company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Pangaea provides written notice to TradeQwest to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which Pangaea determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to shareholders), Pangaea keeps TradeQwest informed of the status of any such discussions or negotiations and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal.

     5.3 Corporate Examinations and Investigations. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, each of the parties hereto will give the other parties hereto and such other parties' accountants, counsel, consultants, employees and agents, access at all reasonable times to, and furnish them with all documents, records, work papers and information with respect to, all of the assets, properties, books, contracts, commitments, reports and records of such party, as any of the other parties hereto shall from time to time reasonably request. No investigations by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

     5.4 Further Assurances. Each of the parties hereto agrees to use and to cause all persons acting on its behalf to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date. Each of the parties hereto will, and will cause all persons acting on its or their behalf to, coordinate and cooperate with the other parties hereto in exchanging such information and supplying such assistance as may be reasonably requested by the other parties hereto in connection with the filings and other actions contemplated hereby. Following the Closing, each of the parties hereto shall, and shall cause all persons acting on its or their behalf to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by any of the other parties hereto, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

     5.5 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, Pangaea, TradeQwest and the TradeQwest Shareholders agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

     (i) at the time of the disclosure was public knowledge;

     (ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

     (iii) the receiving party had within its possession at the time of disclosure; or

     (iv) is ordered disclosed by a Court of proper jurisdiction.


     SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     -----------------------------------------------------
     The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder for one year following the Closing.

     SECTION 7. INDEMNIFICATION
     --------------------------
     7.1 For a period of one (1) year from the Closing, TradeQwest agrees to indemnify and hold harmless Pangaea, its officers, directors and principal shareholders, and Pangaea agrees to indemnify and hold harmless TradeQwest, the TradeQwest Shareholders and TradeQwest's officers and directors, at all times up to one (1) year after the date of this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees incident to any of the foregoing (collectively referred to herein as "Damages"), resulting from (i) any material misrepresentation made herein by any indemnifying party to an indemnified party, (ii) an indemnifying party's breach of a covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or (iii) any material misrepresentation or omission from any report, certificate, financial statement or tax return furnished or to be furnished by any party hereto for any period up to and including 120 days after execution of this Agreement. This provision shall not be construed to be a waiver of any lawful indemnification provision contained in a party's certificate of incorporation or by-laws, as permitted by Federal or state law.

     7.2 If the indemnified party receives written notice of the commencement of any legal action, suit or proceeding with respect to which the indemnifying party is or may be obligated to provide indemnification pursuant to this Section, the indemnified party shall, within 30 days of the receipt of such written notice, give the indemnifying party written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such 30 day period shall not constitute a waiver by the indemnified party or its rights to indemnity hereunder with respect to such action, suit or proceeding unless the defense thereof is prejudiced thereby. Upon receipt by the indemnifying party of a Claim Notice from the indemnified party with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the indemnifying party may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The indemnified party shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably required in connection therewith. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party shall not have with reasonable promptness employed counsel to assume the defense of the Third Party Claim, in which event such fees and expenses shall be borne solely by the indemnifying party. The indemnifying party shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the indemnified party, which consent shall not be delayed or which shall not be required if the indemnified party is granted a release in connection therewith. If the indemnifying party shall fail with reasonable promptness to defend such Third Party Claim, the indemnified party may defend, satisfy or settle the Third Party Claim at the expense of the indemnifying party and the indemnifying party shall pay to the indemnified party the amount of such loss within ten days after written demand thereof. The indemnification provisions hereof shall survive the termination of this Agreement.

     7.3 Notwithstanding anything to the contrary herein, the indemnification provided for in this Section 7 will not apply unless and until the aggregate Damages for which one or more indemnified persons seeks indemnification under Section 7 exceeds $250,000, in which event the indemnification provided for in Section 7 will include all Damages in excess of such sum. The provisions of this Section 7 shall be the sole remedy against a party for breach of Sections 2 and 3 hereof.

     SECTION 8. THE CLOSING
     ----------------------
     8.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Exchange (the "Closing") shall take place (a) at Malibu, California, at 10:00 a.m., PDT time, on July 31, 2001, or (b) at such other time, date or place as Pangaea and TradeQwest may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     8.2 Items to be Delivered at Closing. At the Closing, in addition to any other documents to be delivered under other provisions of this Agreement, the following items shall be delivered, all of such deliveries being deemed to occur simultaneously:

     (a) TradeQwest will deliver, or will cause to be delivered, to Pangaea the following, the form and substance of which shall be reasonably acceptable to Pangaea and its legal counsel:

          (i) A certificate executed by the President and Secretary of TradeQwest to the effect that the representations and warranties made by TradeQwest in this Agreement are true and correct in all material respects as of the Closing Date, with the same effect as though made on and as of such date.

          (ii) A certificate from the Secretary of State of Delaware dated within 15 days of the Closing Date to the effect that TradeQwest is a corporation in good standing under the laws of said State.

          (iii)An opinion of its legal counsel, limited as to any portion of the opinion as to an aspect of this Agreement governed by the application of Delaware law, to Pangaea to the effect that:

               (1) TradeQwest is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in California;

               (2) TradeQwest has the corporate power to carry on its business as presently conducted; and

               (3) this Agreement has been duly authorized, executed and delivered by TradeQwest.

              Such opinion shall also cover such additional matters as Pangaea and its counsel may reasonably request.

     (b) Each TradeQwest Shareholder will deliver to Pangaea certificates representing the TradeQwest Common Stock of such shareholder to be exchanged for Pangaea Shares, along with a duly executed stock power transferring such certificates to Pangaea.

     (c) Pangaea will deliver, or cause to be delivered, to TradeQwest and/or the TradeQwest Shareholders the following, the form and substance of which shall be reasonably acceptable to TradeQwest and its legal counsel:

          (i) A certificate executed by the President and Secretary of Pangaea, to the effect that the representations and warranties of Pangaea made in this Agreement are true and correct in all material respects as of the Closing Date, with the same effect as though made on and as of such date.

          (ii) Certified copies of the certificate of incorporation and by-laws of Pangaea, as in effect on the Closing Date.

          (iii)Certified   copies  of   resolutions  of  the  Pangaea  Board  of
               Directors   authorizing   this  Agreement  and  the  transactions
               contemplated hereby.

          (iv) A certificate from the Secretary of State of Delaware dated within 15 days of the Closing Date to the effect that Pangaea is a corporation in good standing under the laws of said State.

          (v) An opinion of its legal counsel, limited as to any portion of the opinion as to an aspect of this Agreement governed by the application of Delaware law, to TradeQwest to the effect that

               (1) Pangaea is a corporation validly existing and in good standing under the laws of the State of Delaware;

               (2) Pangaea has the corporate power to carry on its business as presently conducted;

               (3) This Agreement and the other documents and instruments delivered by Pangaea hereunder have been duly authorized, executed and delivered by Pangaea and each is a valid and binding obligation of Pangaea, enforceable in accordance with its terms;

               (4)  Pangaea  has  taken  all  corporate   action  necessary  for
                    performance under this Agreement; and

               (5) The shares of Pangaea Common Stock issued to the TradeQwest Shareholders pursuant to this Agreement have been duly authorized and are validly issued, fully paid and non-assessable.

              Such  opinion  shall  also  cover  such   additional   matters  as
              TradeQwest and its counsel may reasonably request.

          (vi) Resignations of all of the officers of Pangaea and of all of its directors other than George Todt.

          (vii)A written consent of George Todt, as the sole remaining director of Pangaea, designating John Vorzimer, Donald Hyde and Gregory Dean to fill vacancies on the board of directors of Pangaea.

          (viii) A release of claims in the form attached hereto as Exhibit C, executed by PageOne Business Productions, LLC, Appletree Investment Company, and each of the resigning directors and officers of Pangaea.

          (ix) Certificates representing the Pangaea Shares to be issued to the TradeQwest Shareholders in the Exchange.

          (x) Evidence satisfactory to TradeQwest of the filing of all 1934 Act Filings due by Pangaea for periods prior to the Closing Date.

          (xi) List of Shareholders

     SECTION 9. TERMINATION
     ----------------------
     9.1 This Agreement may be terminated at any time prior to the Closing:

     (a) by the written agreement of TradeQwest and Pangaea;

     (b) by TradeQwest or Pangaea, by written notice to the other party by 5:00 p.m., PDT time, on or after July 31, 2001 if the Closing shall not have occurred by such date (unless the failure of the Closing to occur shall be due to any breach of this Agreement by the party seeking to terminate), unless such date shall be extended by the mutual written consent of TradeQwest and Pangaea;

     (c) by Pangaea, if there has been a material breach on the part of TradeQwest in the representations, warranties or covenants of TradeQwest or the TradeQwest Shareholders set forth herein, or a failure on the part of TradeQwest or the TradeQwest Shareholders to perform their respective obligations hereunder; provided that Pangaea shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed and complied with by it prior to such time, or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the Closing set forth in Section 4.2 could not be satisfied on or prior to the termination date contemplated by Section 9.1(b) hereof; or

     (d) by TradeQwest, if there has been a material breach on the part of Pangaea in the representations, warranties or covenants of Pangaea set forth herein or any failure on the part of Pangaea to perform its obligations hereunder; provided that TradeQwest shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by it prior to such time, or any other events or circumstances shall have occurred such that, in any case, any of the conditions to the Closing set forth in Section 4.1 could not be satisfied on or prior to the termination date contemplated by Section 9.1(b) hereof.

     9.2 (a) In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall become void and have no effect and all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.2 and except for the provisions of Sections 6, 7 and 10.

         (b) In the event of termination of this Agreement pursuant to Sections 9.1(c) or 9.1(d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         (c) At any time prior to the Closing, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 10. MISCELLANEOUS
     -------------------------
     10.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to any future breach, whether similar or dissimilar in nature, or as to the exercise of any further right under this Agreement.

     10.2 Amendment. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.

     10.3 Assignment. This Agreement is not assignable except by operation of law.

     10.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

     To: Pangaea Communications, Inc.

     George A. Todt, Director
     29160 Heathercliff Road, Suite 300
     Malibu, California 90265
     Fax: (310) 457-8168

     To: TradeQwest, Inc.

     Donald Hyde, President
     11951 Freedom Drive, Suite 1300
     Reston, VA  20190
     Fax: (810) 454-5859

     with copy to:

     Allan Weiss, Esq.
     Wachtel & Masyr, LLP
     110 East 59th Street
     New York, NY  10022
     Fax: (212) 909-9478

     Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by facsimile, mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as indicated above or at such other address which shall have been furnished in writing to the addressor.

     10.5 Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

     10.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof through the Closing Date, without advance approval in writing of the form and substance by the other party.

     10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Exchange and issuance of the Pangaea Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

     10.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

     10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall be considered but one and the same document.

     10.11 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

     10.12 Tax Treatment. Pangaea, TradeQwest and the TradeQwest Shareholders acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

     10.13 Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through the first such release to follow the Closing.

     10.14 Arbitration.

     (a) Any dispute hereunder ("Dispute") shall be settled by arbitration in California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

     (b) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

     (c) The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Delaware contract law and experienced in mergers and acquisitions; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

     (d) Each party to any arbitration proceeding hereunder will pay its pro rata share of the initial compensation to be paid to the arbitrator in any such arbitration and of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

     (e) For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Delaware judicial proceeding. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.


     (f) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

TRADEQWEST, INC.a Delaware corporation


By:  /s/ Donald Hyde
---------------------------
Donald Hyde
President


PANGAEA COMMUNICATIONS, INC.
a Delaware corporation


By:  /s/ George A. Todt
----------------------------
George A. Todt,
Chairman



TradeQwest Shareholders

/s/ John Vorzimer
------------------------
John Vorzimer

/s/ Donald Hyde
-------------------------
Donald Hyde

/s/ Gregory Dean
-------------------------
Gregory Dean

                                    EXHIBIT A

                               EXCHANGE OF SHARES


Name of TradeQwest           Number of TradeQwest      Number of Pangaea
Shareholder                  Shares to be Exchanged   Shares to be Issued
------------------           ----------------------   -------------------

John Vorzimer                         500                3,733,334
Donald Hyde                           500                3,733,334
Gregory Dean                          500                3,733,334
                                    -----               ----------
Total                               1,500               11,200,002



                                    EXHIBIT B
                    POST MERGER - PRE FINANCING STOCKHOLDERS


STOCKHOLDER                     NO. OF SHARES       % OF TOTAL
-----------                     -------------       ----------
John Vorzimer                     3,733,334
Donald Hyde                       3,733,334
Gregory Dean                      3,733,334           78.7%

300 Stockholders                  2,037,600           14.3%
(including PageOne
and Appletree and
Lexington Ventures)               1,000,000            7.0%
                                 ----------           ------
Total                            14,237,602            100%



                    POST MERGER - POST FINANCING STOCKHOLDERS


STOCKHOLDER                     NO. OF SHARES       % OF TOTAL
-----------                     -------------       ----------
John Vorzimer                     3,733,334
Donald Hyde                       3,733,334
Gregory Dean                      3,733,334           55.34%

300 Stockholders                  2,037,600           10.07%
(including PageOne
and Appletree and
Lexington Ventures)               1,000,000            4.94%

Fund Raising
(Private/Public)                  6,000,000           29.65%
                                 ----------           ------
Total                            20,237,602            100%

Schedule 2.16

TradeQwest has entered into an agreement with Apparel Concepts International for certain management and other services. A copy of this agreement has been made available to TradeQwest's independent auditors and to Pangaea.


Schedule 2.23

The following warrants of TradeQwest have been issued but are to be canceled upon execution of this Share Exchange Agreement:

Warrantholder                 No. of Warrants

Larry Gordon                  19.7386 (nineteen point,seven, three, eight,
                                       six shares)


Schedule 2.6

The TradeQwest shareholders may each offer up to 100,000 Pangaea shares in the forthcoming SB-2 Registration Statement provided however, that the selling of these shares will be permitted on an over-allotment basis, unless waived by the underwriters.


Schedule 3.5

On June 28, 2001, Pangaea sold 1,000,000 shares of restricted common stock to Lexington Ventures, for $1,000. This offering was pursuant to a private placement to an accredited investor and is exempt from registration under section 4(2) of the Securities Act of 1933.


Schedule 3.10

Lexington Ventures is the owner of 1,000,000 shares (7.02%) of the issued and outstanding common stock of Pangaea Communications, Inc. as of the closing date.

Schedule 3.9

The following periodic reports have not been timely filed with the Securities and Exchange Commission:

Report                     Required Filing Date              Actual Filing Date
------                     --------------------              ------------------
10-QSB for q/e             November 15, 2000                  June 4, 2001
  9/30/00

10-KSB for y/e             April 2, 2001                      June 27, 2001
  12/31/00

10-QSB for q/e             May 15, 2001                       June 29, 2001
  3/31/01


Schedule 3.10

Effective with the merger of TradeQwest, Inc. and Pangaea Communications, Inc., the following warrant is to be issued pursuant to the Consulting Agreement between PageOne Business Productions, LLC and TradeQwest, Inc. dated May 11, 2001:

         A five-year transferable warrant to acquire up to 350,000 registered shares of Pangaea common stock, in the name of PageOne Business Productions, LLC, exercisable at $1.00 per share, on an anti-dilutive basis ("PageOne Warrant") equal to 1.73% of the post merger shares issued (in accordance with Exhibit B of this Agreement). The shares underlying the PageOne Warrant are subject to one-time registration rights.shares of common stock,

Schedule 3.11

Documents of Pangaea Communications, Inc.

1.   Minutes  prior  to  the  execution  and  closing  of  this  Share  Exchange
     Agreement\

2.   (Restated) Articles of Incorporation

3.   By-laws

4.   Subscription Agreements:

         Appletree Investment Company
         PageOne Business Productions, LLC
         Lexington Ventures

5.   Minutes of the Board of Directors and Stockholder Consent:

         Approving Share Exchange Agreement

6.   Resignation of Officers